Filed Pursuant to Rule 433

Registration No. 333-230656

Free Writing Prospectus dated August 8, 2019

DTE ENERGY COMPANY

PRICING TERM SHEET

Issuer:	DTE Energy Company

Security:	2.529% 2016 Series C Senior Notes due 2024

Legal Format:	SEC Registered

Principal Amount:	$675,000,000

Maturity Date:	October 1, 2024

Trade Date:	August 8, 2019

Settlement Date:	August 13, 2019 (T+3)

Coupon:	2.529%, effective on and after the Settlement Date

Interest Payment Dates:	April 1 and October 1, commencing October 1, 2019

First Interest Payment Date:	October 1, 2019, which payment will include interest accrued at an annual rate of 1.50% from and including July 1, 2019 to but excluding the Settlement Date and at an annual rate of 2.529% from and including the Settlement Date to but excluding October 1, 2019

Benchmark Treasury:	1.75% due July 31, 2024

Benchmark Treasury Price / Yield:	101-01 3⁄4 / 1.536%

Spread to Benchmark Treasury:	100 bps

Reoffer Yield:	2.536%

Price to Public:	99.967%, plus accrued interest at an annual rate of 1.50% from and including July 1, 2019 to but excluding the Settlement Date

CUSIP/ISIN:	233331 AW7/US233331AW74

Anticipated Ratings (Moody’s/S&P/Fitch):*	Baa1 (Stable)/BBB (Stable)/BBB+ (Stable)

Remarketing Agents:	Wells Fargo Securities, LLC BMO Capital Markets Corp. Morgan Stanley & Co. LLC TD Securities (USA) LLC

* Note: A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus included in that registration statement and other documents the issuer has filed with the SEC, including the preliminary prospectus supplement dated August 8, 2019, for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC web site at www.sec.gov. Alternatively, the issuer, any remarketing agent or any dealer participating in the offering will arrange to send you the prospectus and preliminary prospectus supplement if you request them by calling Wells Fargo Securities, LLC at 1-800-645-3751, BMO Capital Markets Corp. at 1-866-864-7760, Morgan Stanley & Co. LLC at 1-866-718-1649 and TD Securities (USA) LLC at 1-855-495-9846.